Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN

This Restricted Stock Unit Agreement (this "Agreement"), dated as of _______, _____ (the "Date of Grant"), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the "Company"), and ________________ (the "Participant" or "you") pursuant to the terms of the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the "Plan").

1.          Terms and Conditions.  The Plan is hereby incorporated by reference and made a part hereof.  This Agreement and the restricted stock units granted hereby are subject to all the terms and conditions of the Plan.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement explicitly states that an exception to the Plan is being made.

2.          Grant of Restricted Stock Units.  The Company hereby grants to the Participant ________ restricted stock units, subject to all of the terms and conditions of this Agreement and the Plan.

3.          Vesting and Payout.  The restricted stock units shall be fully vested upon the Date of Grant.  The restricted stock units will be payable within thirty (30) days (with the date of payment elected by the Company in its sole discretion) following your termination of service as a director due to your (i) retirement or resignation from the Board, (ii) death or (iii) total and permanent disability, provided that such termination constitutes a "Separation from Service" under Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or, if later, upon the first date that payment may be made without violating the requirements of Section 409A of the Code, including, but not limited to, the circumstances described in Section 19 of this Agreement.

4.          Change in Control.  Notwithstanding any other provision of this Agreement, in the event a Change in Control of the Company occurs prior to the payment date provided for in Section 3, the restricted stock units will be payable within ten (10) days (with the date of payment determined by the Company in its sole discretion) of the closing date of the Change in Control.  Such payment shall be made in cash or stock of the continuing entity, as determined by the Company in its sole discretion.  For purposes of payments made pursuant to this Section 4, a "Change in Control" shall mean a "a change in the ownership of the Company," a "change in the effective control of the Company" or "a change in the ownership of a substantial portion of the assets of the Company" as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code, rather than the definition set forth in the Plan.

5.          Nontransferability.  The restricted stock units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to payment.

6.          Stockholder Rights; Dividend Units.  With respect to the awarded restricted stock units, you are not a stockholder and do not have any voting rights.  You will, however, receive notional dividend units on the awarded units equal to the amount of dividends paid on the Company's common stock.  Notional dividends paid on your restricted stock units will be accumulated in a bookkeeping account without interest until the payment of the underlying restricted stock units is made under paragraph 3.

7.          Settlement of Restricted Stock Units.  Except as provided in paragraph 4, vested restricted stock units will be paid to you in whole shares of the Company's common stock.  Partial shares, if any, and dividend units will be paid in cash.

8.          Adjustments.  Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable and proportionate changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding restricted stock units.

9.          Payment of Taxes.  You acknowledge and agree that you are responsible for the tax consequences associated with the award and vesting of units.  It is the intention of the Company that this award not be subject to the additional tax set forth in Section 409A of the Code, and the regulations and guidance promulgated thereunder, and the award shall be interpreted so as to comply with the requirements of such Section.  Notwithstanding anything to the contrary herein, to the extent that any provision of this award would become subject to the additional tax of Section 409A of the Code, such provision shall be deemed null and void.  By accepting this award, you agree that in the event that amendment of this award is required in order to comply with Section 409A of the Code, you shall negotiate in good faith with the Company with respect to amending the award, provided that the Company shall not be required to assume any increased economic burden in connection with any such amendment.

10.          Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11.          Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.          Amendments; Construction.  The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.  Headings to

Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

13.          Survival of Terms.  This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.          Agreement Not a Contract for Services.  Neither the Plan, the granting of the restricted stock units, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

15.          Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

16.          Representations.  The Participant has reviewed with the Participant's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, including the application of Section 409A of the Code.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement, including tax liability imposed under Section 409A of the Code.

17.          Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

18.          Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the restricted stock units subject to all the terms and conditions of the Plan and this Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement.

19.          Section 409A.  Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant's Separation from Service with the Company the Participant is a "specified employee" (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant's Separation from Service from the Company, or if earlier, his or her death.  Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant's Separation from Service, or if earlier, the Participant's death.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By: __________________________________
Name:
Title:

Participant

____________________________________

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